EXHIBIT 99.3 to Form 8-K dated December 31, 2009

Bancorp Energy, Inc.

The Registrant acquired Meditecnic, SA on December 31, 2009. Since the Registrant had no operations or assets as of that date, the proforma statements of operations for all periods are the same as the results of operations of Meditecnic SA. The only income statement item of the Registrant for the periods persented is the accrued interest on the related party note ($7,500 for the years ended December 31, 2008 and 2007, and $5,625 for the nine month periods); this  would be eliminated due to the conversion of all related party debt to common stock as of December 31, 2009.

The pro forma balance sheet information for the assets and liabilities is the same as the Meditecnic SA balance sheet, since the Registrant had no assets and all of its liabilities were converted into common stock.